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                                                                    Exhibit 99.1

                     [Tecumseh Products Company Letterhead]


                                 April 25, 2008


The Herrick Foundation
2290 First National Building
660 Woodward Avenue
Detroit, Michigan 48226
Attention:  Mr. Todd W. Herrick, President

Dear Mr. Herrick:

In its letter, dated March 10, 2008 (the "March 10 Letter"), the Herrick Foundation (the "Foundation") requested, among other things, that the Board of Directors (the "Board") of Tecumseh Products Company (the "Company"):

     (1) Redeem or terminate the Company's Class A and Class B Rights Agreements (the "Rights Agreements");

     (2) Include in the Company's 2008 proxy statement a proposal to eliminate the Class A Protection Provision contained in the Company's amended and restated Articles of Incorporation (the "Class A Protection Provision"); and

     (3) Take all other necessary steps to avoid the application of certain anti-takeover provisions under applicable law (the "Michigan Anti-Takeover Provisions").

In my letter dated March 30, 2008, I informed you that, after careful consideration, the Board's Governance and Nominating Committee (the "Governance Committee") determined not to recommend that a proposal concerning the elimination of the Class A Protection Provision be included in the Company's 2008 proxy statement. As stated in my letter, the Governance Committee, on behalf of the Board, concluded that the proposal was not in the best interests of the Company and all of its shareholders. I am now writing to inform you that, after careful consideration, the Governance Committee has determined not to recommend that the Board redeem or terminate the Rights Agreements or take action to avoid application of the Michigan Anti-Takeover Provisions at this time.

As you are aware, the Class A Protection Provision, the Rights Agreements and the Michigan Anti-Takeover Provisions are designed to ensure that the Board is in a position to properly discharge its fiduciary duties to the Company and all of its shareholders. In fact, as a member of the Board, you voted in favor of the Class A Protection Provision and the Rights Agreements when they were adopted.

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The Governance Committee has concluded that taking these actions is not in the best interests of the Company and its shareholders and could enable the Foundation to engage in a transaction that may advance its interests at the expense or to the detriment of the Company's other shareholders.

The Foundation also requested in its March 10 Letter that the Board form a committee to consider potential transactions that would allow the Foundation to liquidate its position in the Company. With respect to this request, the Board has authorized the Governance Committee to consider potential alternatives that could facilitate the Foundation's desire to sell its Class A and Class B shares in a manner that is in the best interests of the Company and all of its shareholders. As part of this process, representatives of the Governance Committee and their advisors are prepared to meet with you and/or your representatives to discuss any proposals you or they may have in this regard.

Additionally, the Board received another letter from the Foundation, dated April 16, 2008 (the "April 16 Letter"), requesting that the Board reverse the recent amendment of the Company's bylaws that increased the percentage of voting shares required to call a special meeting of shareholders or to put this amendment to a vote of the Company's shareholders. As you are well aware, it is clear that the bylaws may be amended by the Board. The Board amended the bylaws, at the recommendation of the Governance Committee, to facilitate the Board's ability to discharge its fiduciary duties and to ensure that only actions that are in the best interests of the Company and all of its shareholders are taken.

As you consider these responses, I want to assure you that neither the Governance Committee nor the full Board has any intention of standing in the way of any transaction that they determine to be in the best interests of the Company and all of its shareholders. Accordingly, if and when a proposed transaction is put to the Board, the Board will evaluate the proposal to determine whether it is in the best interests of the Company and all of its shareholders. If so, the Board will take all action reasonably necessary to facilitate the transaction.

Lastly, I would like to reiterate that neither the Foundation nor any of its representatives or affiliates has been authorized by the Company to pursue a sale of, or any other transaction involving, the Company. As you know, the Board will determine when, and in what manner, to explore a potential transaction involving the Company and with whom information regarding the Company should be shared. We consider any effort to circumvent such a process as not constructive and potentially damaging to the Company.

If you have any questions or would like to discuss this, please do not hesitate to contact me.

Sincerely,



William E. Aziz
Chair, Governance and Nominating Committee